EXHIBIT 21

SUBSIDIARIES

Subsidiaries (1)	Percentage Owned	State or Other Jurisdiction of Incorporation
Ameriana Bank (2)	100%	United States
Ameriana Insurance Agency, Inc. (3)	100	Indiana
Ameriana Financial Services, Inc. (3)	100	Indiana
Ameriana Capital Trust I	100	Delaware
Midwest Corporate Tax Credit Fund	6	Indiana

(1)	Operations of the Company’s wholly-owned direct subsidiary, Ameriana Bank and Ameriana Bank’s two wholly-owned subsidiaries, Ameriana Insurance Agency, Inc, and Ameriana Financial Services, Inc. are included in the Company’s consolidated financial statements included in the Annual Report on Form 10-K.
(2)	First-tier subsidiary of the Company.
(3)	Second-tier subsidiary of the Company 100% owned by Ameriana Bank, a first-tier subsidiary of the Company.